Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	February 1, 2016
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal 2016 First Quarter Earnings

VALLEY FORGE, Pa., February 1 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported adjusted net income attributable to AmeriGas Partners for the quarter ended December 31, 2015 of $86.5 million, compared to adjusted net income of $97.3 million for the quarter ended December 31, 2014. Adjusted net income attributable to AmeriGas Partners eliminates the impact of mark-to-market changes in commodity derivative instruments not associated with current period transactions. Most of the mark-to-market adjustments relate to our normal business practice of hedging fixed-price commitments to our customers. On a GAAP basis, including the impact of such mark-to-market changes, AmeriGas Partners reported net income of $81.0 million for the quarter ended December 31, 2015, compared to a loss of $39.6 million in the prior year.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $177.7 million for the first fiscal quarter compared with $188.5 million in the prior year. Retail volumes sold for the quarter decreased 13.3% to 295.1 million gallons from 340.2 million gallons in the prior year. The decrease in retail gallons sold reflects temperatures that were 16.8% warmer than the prior year according to the National Oceanic and Atmospheric Administration (NOAA).

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “Although this was a challenging quarter with weather that was approximately 20% warmer than normal and nearly 17% warmer than the prior year, we were pleased to deliver adjusted EBITDA that was only 6% below the prior year. This performance was made possible through a focus on operational efficiency and cost containment, as operating expenses decreased nearly $16 million from last year’s quarter. We were pleased to see continued moderation in propane commodity costs, which were 45% lower than the prior-year period. Lower propane prices are good for our customers as they benefit from lower bills, and good for our business as we face lower working capital needs and collection-related expenses. Overall, the business remains strong, with a healthy balance sheet and ability to fund our growth initiatives without accessing the capital markets.”

Sheridan continued, “We also continued to make solid progress on each of our growth initiatives. We completed three acquisitions in the quarter which, collectively, are expected to add approximately the same amount of volume as the nine acquisitions we completed in the entire prior fiscal year. Our National Accounts program added 21 new customer contracts and our Cylinder

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AmeriGas Partners Reports Earnings for Fiscal 2015	Page 2

Exchange program secured customers that will add 2,500 new locations this fiscal year. Due to the importance of the second fiscal quarter to full year results, we intend to update our guidance for the 2016 fiscal year following the completion of our second fiscal quarter on March 31, 2016.”

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2016 first quarter earnings and other current activities at 9:00 AM ET on Tuesday, February 2, 2016. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on February 2 through 11:59 PM on February 9. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 13051514.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-02	###	2/1/16

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Propane	$573,904	$812,735	$2,373,570	$3,283,301
Other	70,194	76,057	267,058	272,600
	644,098	888,792	2,640,628	3,555,901
Costs and expenses:
Cost of sales - propane	227,922	578,541	950,548	2,050,685
Cost of sales - other	20,867	22,040	85,465	83,763
Operating and administrative expenses	230,889	246,651	937,521	973,066
Depreciation	38,606	38,682	152,128	151,199
Amortization	10,600	10,686	42,590	43,062
Other operating income, net	(8,907)	(10,148)	(30,114)	(31,154)
	519,977	886,452	2,138,138	3,270,621
Operating income (loss)	124,121	2,340	502,490	285,280
Interest expense	(41,025)	(41,034)	(162,833)	(165,025)
Income (loss) before income taxes	83,096	(38,694)	339,657	120,255
Income tax expense	(910)	(870)	(2,938)	(2,050)
Net income (loss) including noncontrolling interest	82,186	(39,564)	336,719	118,205
Deduct net income attributable to noncontrolling interest	(1,213)	(7)	(4,964)	(2,781)
Net income (loss) attributable to AmeriGas Partners, L.P.	$80,973	$(39,571)	$331,755	$115,424
General partner’s interest in net income (loss) attributable to AmeriGas Partners, L.P.	$9,455	$6,137	$35,787	$26,146
Limited partners’ interest in net income (loss) attributable to AmeriGas Partners, L.P.	$71,518	$(45,708)	$295,968	$89,278
Income (loss) per limited partner unit (a)
Basic	$0.77	$(0.49)	$3.16	$0.95
Diluted	$0.77	$(0.49)	$3.16	$0.95
Average limited partner units outstanding:
Basic	92,922	92,893	92,916	92,887
Diluted	93,004	92,893	92,983	92,953
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	295.1	340.2	1,139.2	1,241.7
Wholesale gallons sold (millions)	14.9	14.2	55.1	70.1
Total margin (b)	$395,309	$288,211	$1,604,615	$1,421,453
Adjusted total margin (c)	$400,942	$426,441	$1,519,859	$1,569,178
EBITDA (c)	$172,114	$51,701	$692,244	$476,760
Adjusted EBITDA (c)	$177,690	$188,535	$608,344	$622,993
Adjusted net income attributable to AmeriGas Partners, L.P. (c)	$86,549	$97,263	$247,855	$261,657
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$12,915	$17,013	$53,717	$73,562
Growth capital expenditures	$15,059	$13,417	$45,836	$47,533

(a)
Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

(b)	Total margin represents total revenues less cost of sales — propane and cost of sales — other.

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

and adjusted net income attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA, as adjusted to exclude gains and losses on commodity derivative instruments not associated with current-period transactions, to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA, as so adjusted, in its disclosure about industry segments as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

(continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted total margin:
Total revenues	$644,098	$888,792	$2,640,628	$3,555,901
Cost of sales - propane	(227,922)	(578,541)	(950,548)	(2,050,685)
Cost of sales - other	(20,867)	(22,040)	(85,465)	(83,763)
Total margin	395,309	288,211	1,604,615	1,421,453
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230	(84,756)	147,725
Adjusted total margin	$400,942	$426,441	$1,519,859	$1,569,178

Adjusted net income attributable to AmeriGas Partners, L.P.:
Net income (loss) attributable to AmeriGas Partners, L.P.	$80,973	$(39,571)	$331,755	$115,424
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230	(84,756)	147,725
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	(57)	(1,396)	856	(1,492)
Adjusted net income attributable to AmeriGas Partners, L.P.	$86,549	$97,263	$247,855	$261,657

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
EBITDA and Adjusted EBITDA:
Net income (loss) attributable to AmeriGas Partners, L.P.	$80,973	$(39,571)	$331,755	$115,424
Income tax expense	910	870	2,938	2,050
Interest expense	41,025	41,034	162,833	165,025
Depreciation	38,606	38,682	152,128	151,199
Amortization	10,600	10,686	42,590	43,062
EBITDA	172,114	51,701	692,244	476,760
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230	(84,756)	147,725
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	(57)	(1,396)	856	(1,492)
Adjusted EBITDA	$177,690	$188,535	$608,344	$622,993